UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _ )
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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as
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☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
Allied Capital Corporation

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(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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Allied Capital Ares Capital Proposed Merger Information
Your vote is extremely important. The majority – about 70% – of Allied Capital’s 180 million shares outstanding are held by individual investors. It is crucial that all of our shareholders participate in this vote, and we ask that you read the proxy materials and vote your shares.
►	Allied Capital Proxy Statement

►	Voting Instructions

►	Shareholder Letter Discussing Proposed Merger

►	Q&A About the Special Stockholders’ Meeting and the Merger

►	Important Information – Please Read
Latest Press Releases
February 18, 2010 — Allied Capital Earnings to be Released February 24, 2010; Conference Call Scheduled
February 12, 2010 — Allied Capital Announces Filing of Definitive Proxy Statement Related to Merger with Ares Capital Corporation; Urges Shareholders to Vote Their Shares
February 11, 2010 — Allied Capital Board of Directors Rejects Prospect Capital Corporation Offer
February 3, 2010 — Allied Capital Responds to Prospect Capital Corporation Letter
February 1, 2010 — Allied Capital Announces Repayment of Existing Senior Secured Private Debt; $250 Million Senior Secured Term Loan Obtained
►	Press Release Archive

Investor Relations
Please Vote Your Shares —
Special Stockholders’ Meeting to Approve the Allied Capital / Ares Capital Merger
On October 26, 2009, we and Ares Capital Corporation announced a strategic business combination in which Allied Capital would merge with Ares Capital. If the merger is completed, holders of Allied Capital common stock will have a right to receive 0.325 shares of Ares Capital common stock for each share of Allied Capital common stock held immediately prior to such merger.
Allied Capital shareholders are being asked to vote on the approval of the merger and the merger agreement with Ares Capital Corporation described in the Allied Capital Proxy Statement. Approval of the merger and the merger agreement requires the affirmative vote of two-thirds of Allied Capital’s outstanding shares entitled to vote on the matter.
Your vote is extremely important. The majority – about 70% – of Allied Capital’s 180 million shares outstanding are held by individual investors. It is crucial that all of our shareholders participate in this vote, and we ask that you read the proxy materials and vote your shares.

Allied Capital Ares Capital Proposed Merger Information
►	Allied Capital Proxy Statement

►	Voting Instructions

►	Shareholder Letter Discussing Proposed Merger

►	Q&A About the Special Stockholders’ Meeting and the Merger

►	Important Information – Please Read

Upcoming Events	Useful Links	Contact

2.24.10	► Tax Status Letters	Email:
Q4 2009 Allied Capital	► SEC Filings	ir@alliedcapital.com
Corporation Earnings	► FAQs	Phone:
Conference Call	► Dividend Information	1.888.253.0512

3.26.10
Special Stockholders’ Meeting

How to Vote Your Shares
If your shares are held in a bank or brokerage account
1. You can vote by mailing in your Voting Instruction Form.
2. You can vote by contacting your broker, if your shares are held in “street name.”
3. You can vote by calling (800) 454-8683. You will need to have your Voting Instruction Form and control number accessible to be able to vote.
4. You can vote by going on the Internet to www.proxyvote.com. Again, you’ll need your Voting Instruction Form and control number.
If your shares are held in a bank or broker account and you plan on voting at the meeting you must obtain a Legal Proxy from your bank or broker which will enable you to vote your shares in the correct manner. If you only have your Voting Instruction Form it will not be sufficient for voting your shares. You must have a Legal Proxy provided by your bank or broker.
If you are a Registered Holder
1. You can vote by mailing in your proxy card.
2. You can vote by calling (866) 239-6856. You will need to have your proxy card and proxy control number accessible to be able to vote.
3. You can vote by going on the Internet to www.proxyvotenow.com/ALD. Again, you’ll need your proxy card and proxy control number.
4. You can vote by attending the Allied Capital Special Stockholders’ Meeting instead of submitting a proxy. If you chose to attend the meeting, please bring an identification and proof of your ownership of Allied Capital stock.
Important Additional Information Filed with SEC
This communication is being made in respect of the proposed business combination involving Ares Capital and Allied Capital. In connection with the proposed transaction, Ares Capital has filed with the SEC a Registration Statement on Form N-14 that includes proxy statements of Ares Capital and Allied Capital and that also constitutes a prospectus of Ares Capital. On or around February 16, 2010, Ares Capital and Allied Capital began mailing the Joint Proxy Statement/Prospectus to their respective stockholders of record as of the close of business on February 2, 2010. INVESTORS AND SECURITY HOLDERS OF ARES CAPITAL AND ALLIED CAPITAL ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.
Investors and security holders can obtain free copies of the Registration Statement and Joint Proxy Statement/Prospectus and other documents filed with the SEC by each of Ares Capital and Allied Capital through the web site maintained by the SEC at www.sec.gov. Free copies of the Registration Statement and Joint Proxy Statement/Prospectus and other documents filed with the SEC can also be obtained on Ares Capital Corporation’s website at www.arescapitalcorp.com or on Allied Capital Corporation’s website at www.alliedcapital.com, respectively.
Proxy Solicitation
Ares Capital, Allied Capital and their respective directors, executive officers and certain other members of management and employees, including employees of Ares Capital’s investment adviser Ares Capital Management LLC and its affiliates, may be soliciting proxies from Ares Capital and Allied Capital stockholders in favor of the acquisition. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Ares Capital and Allied Capital stockholders in connection with the proposed acquisition is set forth in the Joint Proxy Statement/Prospectus filed with the SEC. You can obtain a free copy of this document in the manner set forth above.

Expected Benefits of the Merger
We believe Allied Capital shareholders will benefit from a combination with Ares Capital. The combined company will benefit from a well-capitalized balance sheet, access to capital for growth, an excellent middle market investment origination team and a proven asset management platform. Through this transaction we expect to create a company that is well-positioned for future growth in a market that presents attractive investment opportunities.
We believe the benefits of the merger with Ares Capital include:
Resumption of Dividend Payments. We believe our shareholders will benefit from the potential to receive dividend payments by taking advantage of Ares Capital’s dividend, which has been consistently paid on a quarterly basis since April 2006 in an amount of at least $0.35 per share.
Improved Access to the Debt Capital Markets. We anticipate that the combined company will be able to access debt capital at a lower cost and with better terms than are available to Allied Capital on a stand-alone basis. Ares Capital currently has an investment grade rating of “BBB” from both Standard & Poor’s and Fitch Ratings.
Improved Access to the Equity Capital Markets. Since the announcement of the merger agreement, Ares Capital’s trading price has exceeded its net asset value per share and it has raised approximately $268 million in new equity above its net asset value. We believe the merged company should enjoy similar access to capital to facilitate its growth.
Increased Portfolio Diversity. The merger will increase portfolio diversity.
Strategic and Business Considerations. Because Allied Capital’s shareholders will be shareholders of Ares Capital following the merger and subsequent combination, Allied Capital shareholders will participate in the future growth of Ares Capital. Ares Capital is managed by Ares Management, an asset manager with approximately $33 billion of committed capital under management and a solid performance history.
Increased Liquidity and Flexibility. The merger would reduce the need to sell assets to retire debt and increase asset coverage. Allied Capital currently has limited liquidity, which has required and would continue to require it to sell assets. Such sales of income producing assets could further reduce Allied Capital’s earnings and future dividend potential.
Value Creation. On the day prior to the transaction announcement, Allied Capital stock was trading at $2.73 and Ares Capital stock was trading at $10.69. On February 11, 2010, Allied Capital stock closed at $3.93 and Ares Capital stock closed at $12.05. We are hopeful that the combined company’s growth prospects will continue to be reflected in its dividend payments and share price over time.
In summary, we believe this transaction will create a stronger company that is well positioned for future growth in a market that presents excellent investment opportunities.
Important Additional Information Filed with SEC
This communication is being made in respect of the proposed business combination involving Ares Capital and Allied Capital. In connection with the proposed transaction, Ares Capital has filed with the SEC a Registration Statement on Form N-14 that includes proxy statements of Ares Capital and Allied Capital and that also constitutes a prospectus of Ares Capital. On or around February 16, 2010, Ares Capital and Allied Capital began mailing the Joint Proxy Statement/Prospectus to their respective stockholders of record as of the close of business on February 2, 2010. INVESTORS AND SECURITY HOLDERS OF ARES CAPITAL AND ALLIED CAPITAL ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.
Investors and security holders can obtain free copies of the Registration Statement and Joint Proxy Statement/Prospectus and other documents filed with the SEC by each of Ares Capital and Allied Capital through the web site maintained by the SEC at www.sec.gov. Free copies of the Registration Statement and Joint Proxy Statement/Prospectus and other documents filed with the SEC can also be obtained on Ares Capital Corporation’s website at www.arescapitalcorp.com or on Allied Capital Corporation’s website at www.alliedcapital.com, respectively.
Proxy Solicitation
Ares Capital, Allied Capital and their respective directors, executive officers and certain other members of management and employees, including employees of Ares Capital’s investment adviser Ares Capital Management LLC and its affiliates, may be soliciting proxies from Ares Capital and Allied Capital stockholders in favor of the acquisition. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Ares Capital and Allied Capital stockholders in connection with the proposed acquisition is set forth in the Joint Proxy Statement/Prospectus filed with the SEC. You can obtain a free copy of this document in the manner set forth above.

Q&A About the Special Stockholders’ Meeting and the Merger
The questions and answers below about Allied Capital’s Special Stockholders’ Meeting are included in Allied Capital’s Proxy Statement filed on February 12, 2010. They do not contain all of the information that may be important to you, and you should read Allied Capital’s Proxy Statement carefully.
Answers to questions may contain language referencing the original joint proxy statement which can be found here. You should read Allied Capital’s Proxy Statement carefully to fully understand the merger agreement and the transactions contemplated thereby, including the merger and subsequent combination, and the voting procedures for the Allied Capital Special Stockholders’ Meeting. Unless otherwise indicated in the statement or the context otherwise requires, throughout the statement we generally refer to Ares Capital Corporation and, where applicable, its consolidated subsidiaries as “Ares Capital,” its investment adviser Ares Capital Management LLC as “Ares Capital Management” or as “investment adviser,” Ares Management LLC, the sole member of Ares Capital Management, as “Ares Management,” Ares Operations LLC as “Ares Operations,” Ares Partners Management Company LLC and its affiliated companies (other than portfolio companies of its affiliated funds), including Ares Management, as “Ares,” Allied Capital Corporation and, where applicable, its consolidated subsidiaries as “Allied Capital,” ARCC Odyssey Corp., a wholly owned subsidiary of Ares Capital, as “Merger Sub,” the merger of Merger Sub with and into Allied Capital as the “merger,” the merger of Allied Capital with and into Ares Capital as the “subsequent combination” and the effective time of the merger as the “effective time.”
The information in this Q&A should be read in conjunction with Allied Capital’s Proxy Statement.
Why did I receive proxy materials?
When and where is the Allied Capital special meeting?
What is happening at the Allied Capital special meeting?
What will happen in the merger and subsequent combination?
What will Allied Capital stockholders receive in the merger?
Is the exchange ratio subject to any adjustment?
Who is responsible for paying the expenses relating to completing the merger, including the preparation of the Allied Capital Proxy Statement and the solicitation of proxies?
What will happen to Allied Capital stock options at the effective time?
Will I receive dividends after the merger?
Is the merger subject to any third party consents?
How does Ares Capital’s investment objective and strategy differ from Allied Capital’s?
How will the combined company be managed following the merger?
What is expected to happen to annual expenses following the merger?
Are Allied Capital stockholders able to exercise dissenters’ rights?
When do you expect to complete the merger and subsequent combination?
Is the merger expected to be taxable to Allied Capital stockholders?
What happens if the merger is not consummated?
What Allied Capital stockholder vote is required to approve the merger and the merger agreement?
Does Allied Capital’s board of directors recommend approval of the merger and the merger agreement and the proposal to adjourn the Allied Capital special meeting if necessary?
Did the board of directors of Allied Capital receive opinions from financial advisors regarding the exchange ratio?

What do I need to do now?
How do I vote my shares?
If some or all of my shares are held in a brokerage account, or in “street name,” will my broker vote my shares for me?
What happens if I sell my shares before the Allied Capital Special Stockholders’ Meeting?
If I want to change my vote, what can I do?
If my shares are represented by stock certificates, should I send them in now?
Whom can I contact with any additional questions?
Where can I find more information about Ares Capital and Allied Capital?
Why did I receive proxy materials?
Allied Capital and Ares Capital are sending these materials to their respective stockholders to help them decide how to vote their shares of Allied Capital or Ares Capital common stock, as the case may be, at their respective special meetings concerning the merger. At the Allied Capital special meeting, Allied Capital common stockholders will be asked to vote on a proposal to approve the merger and the merger agreement and to approve a proposal to adjourn the Allied Capital special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the Allied Capital special meeting to approve the foregoing proposal. At the Ares Capital special meeting, Ares Capital common stockholders will be asked to vote on the issuance of Ares Capital common stock in connection with the merger or approval to adjourn the Ares Capital special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the Ares Capital special meeting to approve the foregoing proposal. Information about these meetings and the merger is contained in the joint proxy statement/prospectus.
The boards of directors of Allied Capital and Ares Capital have both unanimously approved the merger and the merger agreement as in the best interests of Allied Capital and Ares Capital, respectively, and their respective stockholders. Please see the section entitled “The Merger—Reasons for the Merger” in Allied Capital’s Proxy Statement filed February 12, 2010 for an important discussion of the merger.
Allied Capital’s Proxy Statement summarizes the information regarding the matters to be voted upon at the special meetings of Allied Capital and Ares Capital. However, you do not need to attend your special meeting to vote your shares. You may simply sign the WHITE proxy card provided to you and return it promptly in the postage-paid envelope provided or authorize your proxy by telephone or through the Internet. Instructions are shown on the proxy card. It is very important that you vote your shares at your special meeting. The merger cannot be completed unless Allied Capital stockholders approve the merger and the merger agreement and Ares Capital stockholders approve the issuance of Ares Capital common stock in connection with the merger.
If you hold some or all of your shares in a brokerage account, your broker will not be permitted to vote your shares unless you provide them with instructions on how to vote your shares which will have the same effect as a vote “against” approval of the merger and the merger agreement. For this reason, you should provide your broker with instructions on how to vote your shares or arrange to attend your special meeting and vote your shares in person. Stockholders are urged to authorize proxies by telephone or the Internet if their broker has provided them with the opportunity to do so. See your voting instruction form for details. If your broker holds your shares and you attend your special meeting in person, please bring a letter from your broker identifying you as the beneficial owner of the shares and authorizing you to vote your shares at the special meeting.
When and where is the Allied Capital special meeting?
The Allied Capital special meeting will take place on March 26, 2010 at 10:00 a.m., Eastern Time, at the offices of Sutherland Asbill & Brennan LLP, 1275 Pennsylvania Avenue, N.W., Washington D.C., United States 20004.

What is happening at the Allied Capital special meeting?
Allied Capital stockholders are being asked to consider and vote on the following matters at their special meeting:
•	a proposal to approve the merger and the merger agreement among Ares Capital, Allied Capital and Merger Sub, as such agreement may be amended from time to time; and

•	a proposal to approve the adjournment of the Allied Capital special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the Allied Capital special meeting to approve the foregoing proposal.
What will happen in the merger and subsequent combination?
Subject to the terms and conditions of the merger agreement, the transactions contemplated by the merger agreement will be accomplished in two steps. In the first step, Merger Sub will merge with and into Allied Capital and the separate corporate existence of Merger Sub will cease. Immediately thereafter, in the subsequent combination, Allied Capital will merge with and into Ares Capital and the separate corporate existence of Allied Capital will cease. Ares Capital will be the surviving entity of the subsequent combination and Ares Capital will succeed to and assume all the rights and obligations of Allied Capital and will continue its existence as a corporation under Maryland law. The transaction has been structured in two steps to avoid certain potential adverse tax consequences that could result in the unlikely event that the transaction failed to qualify as a “reorganization,” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the “Code,” and Allied Capital failed to qualify as a regulated investment company, or “RIC.”
What will Allied Capital stockholders receive in the merger?
Each Allied Capital stockholder will be entitled to receive 0.325 shares of Ares Capital common stock for each share of Allied Capital common stock owned by such Allied Capital stockholder immediately prior to the merger, or the “exchange ratio,” subject to the payment of cash instead of fractional shares. For example, if an Allied Capital stockholder currently owns 100 shares of Allied Capital common stock, then, as a result of the merger, the stockholder will receive 32 shares of Ares Capital common stock, plus cash instead of the fractional 0.5 share of Ares Capital common stock, in exchange for the stockholder’s 100 shares of Allied Capital common stock.
On October 23, 2009, the last full trading day before the public announcement of the merger, the closing price of Ares Capital common stock on the NASDAQ Global Select Market, or “NASDAQ,” was $10.69. Based upon this closing price, each share of Allied Capital common stock had an implied value of $3.47 per share and the aggregate value of the stock consideration in the merger, including outstanding “in-the-money” options (assuming a value per Allied Capital common share of $3.47), would have been approximately $648 million. On February 10, 2010, the closing price of Ares Capital common stock on NASDAQ was $11.85, and the closing price of Allied Capital’s shares of common stock on the New York Stock Exchange, or the “NYSE,” was $3.92. Based upon this closing price, each share of Allied Capital common stock had an implied value of $3.85 per share and the aggregate value of the stock consideration in the merger, including outstanding “in-the-money” options (assuming a value per Allied Capital common share of $3.85), would have been approximately $691 million.
Until the merger is completed, the value of the shares of Ares Capital common stock to be issued in the merger will continue to fluctuate but the number of shares to be issued to Allied Capital stockholders will remain fixed.
The term “implied value” refers to the value of the Ares Capital common stock that Allied Capital stockholders would receive if the merger took place on a given day, based on the market price of Ares Capital common stock on such date. The value of Ares Capital common stock to be received in the merger will continue to fluctuate and, as a result, Allied Capital stockholders will not know the value of the Ares Capital common stock they will receive in the merger at the time they vote.

Is the exchange ratio subject to any adjustment?
Generally, no. The exchange ratio will only be adjusted if the outstanding shares of Ares Capital common stock have themselves been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of any reclassification, recapitalization, stock split, reverse stock split, split-up, combination or exchange of shares, or if a stock dividend (other than as a result of shares delivered pursuant to Ares Capital’s dividend reinvestment plan) or dividend payable in any other securities shall be declared with a record date prior to closing or if any other similar event shall have occurred.
Who is responsible for paying the expenses relating to completing the merger, including the preparation of the Allied Capital Proxy Statement and the solicitation of proxies?
In general, Allied Capital and Ares Capital will each be responsible for its own expenses incurred in connection with the completion of the transactions contemplated by the merger agreement. However, the costs and expenses of printing and mailing the registration statement (of which the Allied Capital Proxy Statement forms a part) and all filing and other fees paid to the SEC in connection with the merger and all filing and other fees in connection with any filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the “HSR Act,” will be borne equally by Allied Capital and Ares Capital. Please see the section entitled “Description of the Merger Agreement—Expenses and Fees” in Allied Capital’s Proxy Statement.
What will happen to Allied Capital stock options at the effective time?
At the effective time, each Allied Capital stock option that has not been exercised will be cancelled and, if the exercise price of such option is less than the product of (1) the average closing price per share of Ares Capital common stock for the five consecutive trading days immediately preceding the closing and (2) the exchange ratio of 0.325, then the holder of such option will have the right to receive, at such holder’s election, cash or shares of Ares Capital common stock (and cash, without interest, instead of any fractional shares) in an amount equal to such difference. Holders of Allied Capital stock options should consult with their own tax advisors to determine the tax consequences of their election and any cash or stock received by them.
Will I receive dividends after the merger?
Ares Capital currently intends to distribute quarterly dividends to its stockholders. For a history of the dividends and distributions paid by Ares Capital since January 1, 2008, please see the section entitled “Market Price, Dividend and Distribution Information” in Allied Capital’s Proxy Statement . The amount and timing of past dividends and distributions are not a guarantee of any future dividends or distributions, or the amount thereof, the payment, timing and amount of which will be determined by Ares Capital’s board of directors and depend on Ares Capital’s cash requirements, its financial condition and earnings, contractual restrictions, legal and regulatory considerations and other factors. Please see the section entitled “Ares Capital Dividend Reinvestment Plan” in Allied Capital’s Proxy Statement for additional information regarding Ares Capital’s dividend reinvestment plan.
For a history of the dividends and distributions paid by Allied Capital since January 1, 2008, please see the section entitled “Market Price, Dividend and Distribution Information” in Allied Capital’s Proxy Statement .
No dividends or other distributions with respect to shares of Ares Capital common stock will be paid to any former Allied Capital stockholders who held their shares in certificated form and who have not surrendered their certificates to the exchange agent for shares of Ares Capital common stock until such certificates are surrendered in accordance with the letter of transmittal. Following the surrender of any such certificates in accordance with the letter of transmittal, the record holders of such certificates shall be entitled to receive, without interest, the amount of dividends or other distributions with a record date after the effective time payable with respect to shares of Ares Capital common stock exchangeable for such certificates and not previously paid.

Is the merger subject to any third party consents?
Yes, under the merger agreement, Ares Capital’s obligation to complete the merger is subject to the prior receipt of certain approvals, confirmations and consents required to be obtained from certain agents, lenders, noteholders and other parties. As of February 11, 2010, Ares Capital and Allied Capital believe that, subject to the satisfaction of certain conditions, they have obtained all necessary third party consents other than stockholder approvals and, if necessary, rating agency confirmation with respect to the notes, or “CLO Notes,” under Ares Capital’s on-balance-sheet debt securitization, or “Debt Securitization.”
On January 29, 2010, Allied Capital entered into a Second Amended and Restated Credit Agreement, or the “Credit Agreement,” pursuant to which Allied Capital obtained its $250 million senior secured term loan, or the “Term Loan.” The proceeds of the Term Loan were used to refinance Allied Capital’s private notes and bank facility. In connection with entering into the Term Loan, Allied Capital used the proceeds from the Term Loan and cash on hand from asset sales and repayments to repay its private notes and bank facility in full. On January 29, 2010, after giving effect to the refinancing and the full repayment of the private notes and bank facility, Allied Capital had total outstanding debt of $995.5 million and cash and investments in money market and other securities of approximately $128 million. The Term Loan matures on February 28, 2011 and is subject to certain mandatory prepayments prior to maturity, including repayments related to asset dispositions. The Term Loan generally becomes due and payable upon a change of control or merger; except that, in certain circumstances, the Term Loan may be assumed by Ares Capital in connection with the consummation of the merger. Borrowings under the Term Loan will bear interest based on LIBOR or a base rate and the Term Loan will initially bear interest at a rate per annum of 4.74%. In addition to the interest paid on the Term Loan, Allied Capital incurred other fees and costs associated with the repayment and refinancing and will also incur additional exit fees, which increase over the term of the loan, as the Term Loan is repaid. Consistent with the terms of the private notes and bank facility, Allied Capital has granted the Term Loan lenders a blanket lien on a substantial portion of its assets.
For more information, please see the section entitled “The Merger—Third Party Consents Required for the Merger” in Allied Capital’s Proxy Statement.
How does Ares Capital’s investment objective and strategy differ from Allied Capital’s?
Like Allied Capital, Ares Capital is a specialty finance company that is a closed-end, non-diversified management investment company. Both Allied Capital and Ares Capital are incorporated in Maryland and have elected to be regulated as business development companies, or “BDCs,” under the Investment Company Act of 1940, or the “Investment Company Act.” Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments. Allied Capital has a similar investment objective to achieve current income and capital gains. Ares Capital and Allied Capital each focus on making investments in privately-held companies.
Allied Capital has primarily invested in debt and equity securities of private companies in a variety of industries. However, from time to time, Allied Capital has invested in companies that are public, but lack access to additional public capital. Allied Capital’s private finance portfolio primarily is composed of debt and equity investments. Allied Capital’s private finance portfolio includes buyout transactions in which it holds investments in senior debt, subordinated debt and equity (preferred and/or voting or non-voting common) where Allied Capital’s equity ownership represents a significant portion of the equity, but may or may not represent a controlling interest. Ares Capital generally has not historically engaged in such buyout transactions. In addition to managing its own assets, Allied Capital manages certain funds that also invest in the debt and equity securities of primarily private middle-market companies in a variety of industries and broadly syndicated senior secured loans. Allied Capital’s typical investments are in companies that operate in diverse industries with EBITDA, or earnings before interest, taxes, depreciation and amortization, of between $5 million and $150 million.
Ares Capital concentrates on making investments in companies with annual EBITDA of between $10 million and $250 million. Ares Capital has built an investment portfolio of primarily first and second lien loans, mezzanine debt and to a lesser extent equity investments in private middle-market companies. Ares Capital’s portfolio is well diversified by industry sector and its concentration to any single issuer is limited. Ares Capital’s debt investments have ranged between $10 million and $100 million each, although the investment sizes may be more or less than the targeted range. Ares Capital’s investment sizes are expected to grow with Ares Capital’s capital availability. To a lesser extent, Ares Capital also makes equity investments. Ares Capital’s equity investments have generally been less than $20 million each but may grow with Ares Capital’s capital availability and are usually made in conjunction with loans extended by Ares Capital. The proportion of these investments will change over time given Ares Capital’s views on, among other things, the economic and credit environment in which Ares Capital operates.

How will the combined company be managed following the merger?
Unlike Allied Capital, Ares Capital is an externally managed closed end fund. Upon completion of the merger and subsequent combination, the current directors and officers of Ares Capital are expected to continue in their current positions and Ares Capital’s investment adviser, Ares Capital Management, will externally manage the combined company.
At the effective time, Ares Capital’s board of directors will be increased by at least one member and Ares Capital will submit the name of one member of Allied Capital’s board of directors for consideration to Ares Capital’s nominating and governance committee to fill the vacancy.
What is expected to happen to annual expenses following the merger?
As is shown in more detail in the section entitled “Comparative Fees and Expenses” in Allied Capital’s Proxy Statement, and based on the assumptions described in that section, in the first year following the merger, absent any change in Allied Capital’s interest expense, annual expenses as a percentage of consolidated net assets attributable to common stock is estimated to (1) increase for Ares Capital stockholders from 8.91% on a stand-alone basis to 16.24% on a pro forma combined basis and (2) decrease for Allied Capital stockholders from 21.29% on a stand-alone basis to 16.24% on a pro forma combined basis. The pro forma estimated increase to Ares Capital stockholders results primarily from the pro forma combined interest payments on borrowed funds, which reflect Allied Capital’s significantly higher average borrowings and interest expense of 10.7% for the nine months ended September 30, 2009. Allied Capital and Ares Capital expect that as a result of completed and anticipated asset sales and debt repayments and refinancings the combined company’s interest payments on borrowed funds in the first year following the merger will be less than the amounts used in such pro forma combined estimate and, accordingly, that estimated total expenses will be lower than as reflected in the pro forma combined estimate as of September 30, 2009.
Are Allied Capital stockholders able to exercise dissenters’ rights?
No. Allied Capital stockholders will not be entitled to exercise dissenters’ rights with respect to any matter to be voted upon at their special meeting. Any Allied Capital stockholder may abstain from or vote against any of such matters.
When do you expect to complete the merger and subsequent combination?
While there can be no assurance as to the exact timing, or that the merger will be completed at all, we are working to complete the merger in the first quarter of 2010. We currently expect to complete the merger promptly following receipt of the required approvals at the Allied Capital and Ares Capital special meetings and satisfaction of the other closing conditions set forth in the merger agreement. The subsequent combination will occur immediately after the merger is completed.
Is the merger expected to be taxable to Allied Capital stockholders?
The merger and subsequent combination are intended to qualify as a “reorganization,” within the meaning of Section 368(a) of the Code, and it is a condition to Ares Capital’s and Allied Capital’s respective obligations to complete the merger that each of them receives a legal opinion to that effect. Holders of Allied Capital common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Allied Capital common stock for shares of Ares Capital common stock in the merger, except with respect to cash received instead of fractional shares of Ares Capital common stock. Holders of Allied Capital common stock should read the section entitled “Certain Material U.S. Federal Income Tax Consequences of the Merger” in Allied Capital’s Proxy Statement, for a more complete discussion of the U.S. federal income tax consequences of the merger and subsequent combination to Allied Capital stockholders. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. Holders of Allied Capital common stock should consult with their own tax advisors to determine the tax consequences of the merger to them.

What happens if the merger is not consummated?
If the merger is not approved by the requisite vote of Allied Capital’s stockholders or the issuance of shares of Ares Capital common stock in connection with the merger is not approved by the requisite vote of Ares Capital’s stockholders, or if the merger is not completed for any other reason, Allied Capital’s stockholders will not receive any payment for their shares in connection with the merger. Instead, Allied Capital will remain an independent public company and its common stock will continue to be listed and traded on the NYSE. In addition, under circumstances specified in the merger agreement, Allied Capital may be required to pay Ares Capital a termination fee of $30 million ($15 million if Allied Capital stockholders do not approve the merger and the merger agreement) and Ares Capital may be required to pay Allied Capital a termination fee of $30 million ($30 million if Ares Capital stockholders do not approve the issuance of shares of Ares Capital common stock in the merger). Please see the section entitled “Description of the Merger Agreement—Termination of the Merger Agreement” in Allied Capital’s Proxy Statement.
What Allied Capital stockholder vote is required to approve the merger and the merger agreement?
The affirmative vote of the holders of two-thirds of the shares of Allied Capital common stock outstanding and entitled to vote on the matter is required to approve the merger and the merger agreement. Stockholders who abstain or who fail to (1) return their proxies, (2) instruct the proxy solicitor on how to cast their vote by telephone or via the Internet pursuant to the instructions shown on the proxy card or (3) vote at the Allied Capital special meeting, will have the same effect as if they voted “against” the merger agreement and the merger.
Does Allied Capital’s board of directors recommend approval of the merger and the merger agreement and the proposal to adjourn the Allied Capital special meeting if necessary?
Yes. Allied Capital’s board of directors, including its independent directors, unanimously approved the merger and the merger agreement and recommends that Allied Capital stockholders vote “FOR” approval of the merger and the merger agreement and “FOR” approval of the proposal to adjourn the Allied Capital special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the Allied Capital special meeting to approve the proposal.
Did the board of directors of Allied Capital receive opinions from financial advisors regarding the exchange ratio?
In connection with the merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated, or “BofA Merrill Lynch,” and Sandler O’Neill & Partners, L.P., or “Sandler O’Neill,” Allied Capital’s financial advisors, delivered to Allied Capital’s board of directors their separate written opinions, each dated October 25, 2009, as to the fairness, from a financial point of view and as of the date of such opinion, of the exchange ratio to the holders of Allied Capital common stock. The full text of these opinions, which describe, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, are attached to Allied Capital’s Proxy Statement and incorporated therein by reference in their entirety as Annex B-2 and Annex C-2, respectively. BofA Merrill Lynch’s and Sandler O’Neill’s respective opinions were provided to Allied Capital’s board of directors for the benefit and use of Allied Capital’s board of directors in connection with and for purposes of its evaluation of the exchange ratio from a financial point of view. The written opinions do not address any other aspect of the merger and do not constitute a recommendation to any stockholder as to how to vote or act in connection with the merger.

What do I need to do now?
We urge you to read carefully Allied Capital’s Proxy Statement , including its annexes. You should also review the documents referenced under the section entitled “Where You Can Find More Information” in Allied Capital’s Proxy Statement, and consult with your accounting, legal and tax advisors.
How do I vote my shares?
You may indicate how you want to vote on your proxy card and then sign and mail your proxy card in the enclosed postage-paid return envelope as soon as possible so that your shares may be represented at the Allied Capital special meeting. You may instruct the proxy solicitor on how to cast your vote by calling the proxy solicitor or via the Internet pursuant to the instructions shown on the proxy card. If you are a record stockholder, you may also attend the Allied Capital special meeting in person instead of submitting a proxy.
Unless your shares are held in a brokerage account, if you sign, date and send your proxy card and do not indicate how you want to vote on a proposal, your proxy will be voted “FOR” the approval of the merger and the merger agreement or “FOR” approval of the proposal to adjourn the Allied Capital special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the Allied Capital special meeting to approve the proposal. If your shares are held in a brokerage account, or in “street name,” please see the answer to the next question.
If you fail to (1) return your proxy card, (2) instruct the proxy solicitor on how to cast your vote by telephone or via the Internet pursuant to the instructions shown on the proxy card or (3) vote at the Allied Capital special meeting, or if you “abstain,” the effect will be the same as a vote “against” the merger and the merger agreement.
With respect to the adjournment proposal, a vote to “abstain” will have no effect on the vote on such matter.
If some or all of my shares are held in a brokerage account, or in “street name,” will my broker vote my shares for me?
No. With respect to the merger and adjournment proposals, if you do not provide your broker with instructions on how to vote your street name shares, your broker will not be permitted to vote them.
For this reason, you should provide your broker with instructions on how to vote your shares or arrange to attend the Allied Capital special meeting and vote your shares in person. If you do not provide your broker with instructions or attend the Allied Capital special meeting, it will have the same effect as a vote “against” approval of the merger and the merger agreement. Stockholders are urged to authorize proxies by telephone or the Internet if their broker has provided them with the opportunity to do so. See your voting instruction form for details.
If your broker holds your shares and you attend the Allied Capital special meeting in person, please bring a letter from your broker identifying you as the beneficial owner of the shares and authorizing you to vote your shares at the Allied Capital special meeting.
What happens if I sell my shares before the Allied Capital Special Stockholders’ Meeting?
The record date of the Allied Capital special meeting is earlier than the date the merger is expected to be completed. If you transfer your shares of Allied Capital common stock after the record date but before the Allied Capital special meeting, you will retain your right to vote at the Allied Capital special meeting, but will have transferred the right to receive 0.325 shares of Ares Capital common stock, subject to the payment of cash instead of fractional shares, for each share of Allied Capital common stock owned immediately prior to the merger. In order to receive the 0.325 shares of Ares Capital common stock for each share of Allied Capital common stock owned, subject to the payment of cash instead of fractional shares, you must hold your shares through completion of the merger.

If I want to change my vote, what can I do?
You may change your vote at any time before your special meeting takes place. To do so, you may either complete and submit a new proxy card or send a written notice stating that you would like to revoke your proxy. You may also change your vote by calling the applicable proxy solicitor or via the Internet pursuant to the instructions shown on the proxy card and simply authorizing a new proxy to vote your shares. The last recorded vote will be the vote that is counted. In addition, you may elect to attend your special meeting and vote in person, as described above.
If my shares are represented by stock certificates, should I send them in now?
No. Allied Capital stockholders should not send in their stock certificates at this time. If the merger is consummated, Ares Capital’s exchange agent will send former Allied Capital stockholders who held their shares in certificated form a letter of transmittal explaining what they must do to exchange their Allied Capital stock certificates for the merger consideration payable to them. Former Allied Capital stockholders who held their shares in uncertificated form will receive a confirmation as to the Ares Capital common stock issued in exchange for such Allied Capital common stock and cash instead of fractional shares without any action on the part of such holders.
Whom can I contact with any additional questions?
Georgeson
199 Water Street, 26th Floor
New York, New York 10038
Banks and Brokers Call (212) 440-9800
All Others Call Toll-Free (866) 695-6072
Where can I find more information about Ares Capital and Allied Capital?
You can find more information about Ares Capital and Allied Capital in Allied Capital’s Proxy Statement under the section entitled “Where You Can Find More Information.”
Important Additional Information Filed with SEC
This communication is being made in respect of the proposed business combination involving Ares Capital and Allied Capital. In connection with the proposed transaction, Ares Capital has filed with the SEC a Registration Statement on Form N-14 that includes proxy statements of Ares Capital and Allied Capital and that also constitutes a prospectus of Ares Capital. On or around February 16, 2010, Ares Capital and Allied Capital began mailing the Joint Proxy Statement/Prospectus to their respective stockholders of record as of the close of business on February 2, 2010. INVESTORS AND SECURITY HOLDERS OF ARES CAPITAL AND ALLIED CAPITAL ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.
Investors and security holders can obtain free copies of the Registration Statement and Joint Proxy Statement/Prospectus and other documents filed with the SEC by each of Ares Capital and Allied Capital through the web site maintained by the SEC at www.sec.gov. Free copies of the Registration Statement and Joint Proxy Statement/Prospectus and other documents filed with the SEC can also be obtained on Ares Capital Corporation’s website at www.arescapitalcorp.com or on Allied Capital Corporation’s website at www.alliedcapital.com, respectively.
Proxy Solicitation
Ares Capital, Allied Capital and their respective directors, executive officers and certain other members of management and employees, including employees of Ares Capital’s investment adviser Ares Capital Management LLC and its affiliates, may be soliciting proxies from Ares Capital and Allied Capital stockholders in favor of the acquisition. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Ares Capital and Allied Capital stockholders in connection with the proposed acquisition is set forth in the Joint Proxy Statement/Prospectus filed with the SEC. You can obtain a free copy of this document in the manner set forth above.

Important Additional Information Filed with SEC
This communication is being made in respect of the proposed business combination involving Ares Capital and Allied Capital. In connection with the proposed transaction, Ares Capital has filed with the SEC a Registration Statement on Form N-14 that includes proxy statements of Ares Capital and Allied Capital and that also constitutes a prospectus of Ares Capital. On or around February 16, 2010, Ares Capital and Allied Capital began mailing the Joint Proxy Statement/Prospectus to their respective stockholders of record as of the close of business on February 2, 2010. INVESTORS AND SECURITY HOLDERS OF ARES CAPITAL AND ALLIED CAPITAL ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.
Investors and security holders can obtain free copies of the Registration Statement and Joint Proxy Statement/Prospectus and other documents filed with the SEC by each of Ares Capital and Allied Capital through the web site maintained by the SEC at www.sec.gov. Free copies of the Registration Statement and Joint Proxy Statement/Prospectus and other documents filed with the SEC can also be obtained on Ares Capital Corporation’s website at www.arescapitalcorp.com or on Allied Capital Corporation’s website at www.alliedcapital.com, respectively.
Proxy Solicitation
Ares Capital, Allied Capital and their respective directors, executive officers and certain other members of management and employees, including employees of Ares Capital’s investment adviser Ares Capital Management LLC and its affiliates, may be soliciting proxies from Ares Capital and Allied Capital stockholders in favor of the acquisition. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Ares Capital and Allied Capital stockholders in connection with the proposed acquisition is set forth in the Joint Proxy Statement/Prospectus filed with the SEC. You can obtain a free copy of this document in the manner set forth above.